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                                                               EXHIBIT 4.5 (iii)

                                BARNES GROUP INC.

                        AMENDMENT NO. 2 TO NOTE AGREEMENT

                                                          As of February 5, 2003

To each of the Current Noteholders
Named in Annex 1 hereto


Ladies and Gentlemen:

        Barnes Group Inc., a Delaware corporation (hereinafter, the "Company"), together with its successors and assigns, agrees with you as follows:

1.      PRELIMINARY STATEMENTS.

        1.1     NOTE ISSUANCE, ETC.

        The Company issued and sold $60,000,000 aggregate principal amount of its 8.59% Senior Notes due November 21, 2008 (as may be amended, restated or otherwise modified from time to time, the "Notes") pursuant to a Note Agreement, as amended by Amendment No. 1 to Note Agreement (the "Existing Note Agreement" and, as amended by this Amendment No. 2 to Note Agreement (this "Amendment Agreement"), the "Note Agreement"), dated as of November 21, 2000, and entered into by and among the Company and each of the Purchasers listed in Exhibit A attached thereto. The register for the registration and transfer of the Notes indicates that the Persons named in Annex 1 hereto (collectively, the "Current Noteholders") are currently the holders of the entire outstanding principal amount of the Notes.

2.      DEFINED TERMS.

        Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Note Agreement.

3.      AMENDMENT.

        Subject to Section 5, the Existing Note Agreement is amended as provided for by this Amendment Agreement in the manner specified in Exhibit A (the "Amendment").

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                                       -2-

4.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        To induce you to enter into this Amendment Agreement and to consent to the Amendment, the Company represents and warrants as follows:

        4.1.    ORGANIZATION, POWER AND AUTHORITY, ETC.

        The Company is a corporation duly incorporated and validly existing in good standing under the laws of Delaware and has all requisite corporate power and authority to enter into and perform its obligations under this Amendment Agreement.

        4.2.    LEGAL VALIDITY.

        The execution and delivery of this Amendment Agreement by the Company and compliance by the Company with its obligations hereunder: (a) are within the corporate powers of the Company; and (b) are legal and do not conflict with, result in any breach of, constitute a default under, or result in the creation of any Lien upon any Property of the Company under the provisions of: (i) any charter instrument or bylaw to which the Company is a party or by which the Company or any of its Property may be bound; (ii) any order, judgment, decree or ruling of any court, arbitrator or governmental authority applicable to either the Company or its Property; or (iii) any agreement or instrument to which the Company is a party or by which the Company or any of its Property may be bound or any statute or other rule or regulation of any governmental authority applicable to the Company or its Property.

        This Amendment Agreement has been duly authorized by all necessary action on the part of the Company, has been executed and delivered by a duly authorized officer of the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except that enforceability may be limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium, or other similar laws affecting the enforceability of creditors' rights generally and subject to the availability of equitable remedies.

        4.3.    NO DEFAULTS.

        No event has occurred and no condition exists that, upon the execution and delivery of this Amendment Agreement, would constitute a Default or an Event of Default.

5.      EFFECTIVENESS OF AMENDMENT.

        The Amendment shall become effective as of the first date written above (the "Effective Date") upon:

        (a) execution and delivery of a counterpart of this Amendment Agreement by the Company and the holders of 66-2/3% of the aggregate outstanding principal amount of the Notes;

        (b) delivery by the Company of a fully executed copy of the Kar Guaranty (as defined below) dated as of February 5, 2003 from Kar Products, LLC, a Delaware limited liability

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                                       -3-

company, in favor of (i) Fleet National Bank, a national banking association, as administrative agent (in such capacity, the "Administrative Agent") for itself and the other lending institutions (collectively, the "Bank Lenders") which are or may become parties to a Revolving Credit Agreement dated as of June 14, 2002 by and among the Company, the Bank Lenders, the Administrative Agent and the Documentation Agents (as such term is defined in the Credit Agreement) (the "Credit Agreement"), (ii) each of the Bank Lenders, (iii) each of the holders of the Notes and (iv) each of the other financial institutions named therein, guarantying the payment and other obligations of the Company under the Credit Agreement, the Note Agreement and the other agreements listed therein (including
(x) the Note Purchase Agreement dated as of December 1, 1995, by and among the Company and each of the purchasers listed on Schedule A attached thereto (the "1995 Note Agreement") and (y) the separate Note Agreements, each dated as of November 12, 1999, by and among 3031786 Nova Scotia Company, a Nova Scotia company, the Company as guarantor and each of the purchasers listed on Schedule A attached thereto (collectively, the "Nova Scotia Agreement")) (the "Kar Guaranty");

        (c) delivery by the Company of a fully executed copy of (i) an amendment to the 1995 Note Agreement, dated the date hereof, and (ii) an amendment to the Nova Scotia Agreement; and

        (d) delivery by the Company of a fully executed copy of an amendment to the Credit Agreement, dated the date hereof.

6.      EXPENSES.

        Whether or not the Amendment becomes effective, the Company will promptly (and in any event within thirty days of receiving any statement or invoice therefor) pay all fees, expenses and costs relating to this Amendment Agreement, including, but not limited to, the reasonable fees of your special counsel, Bingham McCutchen LLP, incurred in connection with the preparation, negotiation and delivery of this Amendment Agreement and any other documents related thereto. Nothing in this Section shall limit the Company's obligations pursuant to Section 1.5 of the Existing Note Agreement.

7.      MISCELLANEOUS.

        7.1.    PART OF EXISTING NOTE AGREEMENT; FUTURE REFERENCES, ETC.

        This Amendment Agreement shall be construed in connection with and as a part of the Existing Note Agreement and, except as expressly amended by this Amendment Agreement, all terms, conditions and covenants contained in the Existing Note Agreement are hereby ratified and shall be and remain in full force and effect. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment Agreement may refer to the Existing Note Agreement without making specific reference to this Amendment Agreement, but nevertheless all such references shall include this Amendment Agreement unless the context otherwise requires.

        7.2.    COUNTERPARTS; EFFECTIVENESS.

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                                       -4-

        This Amendment Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed signature page by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Amendment Agreement.

        7.3.    GOVERNING LAW.

        THIS AMENDMENT AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF CONNECTICUT EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN CONNECTICUT.

   [Remainder of page intentionally left blank; next page is signature page.]

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                                       -5-

        If you are in agreement with the foregoing, please so indicate by signing the acceptance below on the accompanying counterpart of this Amendment Agreement and returning it to the Company, whereupon it will become a binding agreement among each of you and the Company.

                                          BARNES GROUP INC.

                                          By:    /s/ William C. Denninger
                                          Name:  William C. Denninger
                                          Title: Senior Vice President-Finance
                                                 and Chief Financial Officer

                                          By:    /s/ Lawrence W. O'Brien
                                          Name:  Lawrence W. O'Brien
                                          Title: Vice President and Treasurer

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        The foregoing Amendment Agreement is hereby accepted as of the date first above written.

                                          THE PRUDENTIAL INSURANCE COMPANY OF
                                          AMERICA

                                          By:    /s/ Kevin Kraska
                                          Name:  Kevin Kraska
                                          Title: Vice President


                                          ALLSTATE LIFE INSURANCE COMPANY

                                          By:    /s/ Jerry D. Zinkula
                                          Name:  Jerry D. Zinkula
                                          Title:

                                          By:    /s/ Robert B. Bodett
                                          Name:  Robert B. Bodett
                                          Title:
                                          Authorized Signatories


                                          AMERICAN HERITAGE LIFE INSURANCE
                                          COMPANY

                                          By:    /s/ Jerry D. Zinkula
                                          Name:  Jerry D. Zinkula
                                          Title:

                                          By:    /s/ Robert B. Bodett
                                          Name:  Robert B. Bodett
                                          Title:
                                          Authorized Signatories

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                                       -2-

                                          NATIONWIDE LIFE INSURANCE COMPANY

                                          By:    /s/ Joseph P. Young
                                          Name:  Joseph P. Young
                                          Title: Credit Officer
                                                 Fixed Income Securities

                                          NATIONWIDE LIFE AND ANNUITY INSURANCE
                                          COMPANY

                                          By:    /s/ Joseph P. Young
                                          Name:  Joseph P. Young
                                          Title: Credit Officer
                                                 Fixed Income Securities

                                          NATIONWIDE INDEMNITY COMPANY

                                          By:    /s/ Joseph P. Young
                                          Name:  Joseph P. Young
                                          Title: Credit Officer
                                                 Fixed Income Securities

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                                     ANNEX 1

                             CURRENT NOTEHOLDERS AND
                      CURRENT OUTSTANDING PRINCIPAL AMOUNT

Current Noteholders                        Outstanding Principal Amount of Notes
-------------------                        -------------------------------------

The Prudential Insurance Company           $ 35,000,000
 of America

Allstate Life Insurance Company            $ 10,000,000

American Heritage Life Insurance           $  5,000,000
 Company

Nationwide Life Insurance Company          $  4,000,000

Nationwide Life and Annuity Insurance      $  2,000,000
 Company

Nationwide Indemnity Company               $  4,000,000

TOTAL                                      $ 60,000,000

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                                    EXHIBIT A

                                    AMENDMENT

1. Section 7.7 (Indebtedness) of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

"Section 7.7 Indebtedness. (a) The Company will not permit any of its Subsidiaries to, directly or indirectly, incur, create, assume or permit to exist any Indebtedness (other than the Kar Guaranty) unless (i) all Indebtedness, plus the aggregate liquidation preference or redemption value of all Preferred Stock, of Subsidiaries (other than Indebtedness owing to, or Preferred Stock held by, the Company or other Subsidiaries, and other than the Nova Scotia Notes), plus (ii) all Indebtedness of the Company secured by Liens permitted to exist by Section 7.6(a)(vii), shall not at any time exceed 15% of Consolidated Tangible Assets determined as of the end of the then most recently completed fiscal year of the Company.

(b) The Company shall not, and shall not permit any Subsidiary to, make any Investment in, or otherwise transfer any Property to or guaranty or otherwise assume or be liable for any Indebtedness or other obligations of, 3031786 Nova Scotia Company so long as the Nova Scotia Notes shall be outstanding, provided, however, that this Section 7.7(b) shall not (i) prohibit the Kar Guaranty, (ii) prohibit the Company from guarantying the payment and obligations of 3031786 Nova Scotia Company under the Nova Scotia Notes, (iii) prevent or restrict 3031786 Nova Scotia Company from continuing to operate as a special purpose financing vehicle company in compliance with the laws and regulations of Canada and the United States of America or (iv) prevent or restrict the Company or any Subsidiary from transferring funds to 3031786 Nova Scotia Company in an amount equal to, but not more than, the amount necessary (x) to pay interest on and fees in respect of, or repay the principal of, the Nova Scotia Notes in accordance with the terms thereof, and (y) to pay fees and expenses of 3031786 Nova Scotia Company so long as it operates solely as a special purpose financing vehicle company in compliance with the laws and regulations of Canada and the United States of America. The amount necessary to make any such payment, or to pay any such fees or expenses, may not be so transferred more than five Business Days before the due date thereof, except that up to $500,000 of any such amount may be so transferred more than five Business Days before such due date."

2. Clause (d) of Section 7.16 (Restricted Payments and Restricted Investments) of the Existing Note Agreement shall be amended and restated in its entirety to read as follows:

"(d)    loans or advances made by the Company to any of its Subsidiaries and loans or advances made by any Subsidiary of the Company to the Company or another such Subsidiary, or an investment made by the Company in a Person pursuant to which, immediately after giving effect to such investment, such Person becomes a Subsidiary of the Company,"

3. Clause (e) of Section 7.16 (Restricted Payments and Restricted Investments) of the Existing Note Agreement shall be amended and restated in its entirety to read as follows:

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                                       -2-

"(e)    in addition to those investments permitted by Section 7.16(d) hereof, purchases of stock or other Securities of any corporations, associations or other business entities; provided, however, that the aggregate cost to, or Fair Market Value of the consideration paid by, the Company and its Subsidiaries for such stock or Securities of all such corporations, associations or other business entities shall not exceed the sum of (A) $25,000,000, plus (B) 50% of Consolidated Net Income for the period commencing on December 31, 1999 and ending on the date of such stock or Securities purchase (or minus 100% of Consolidated Net Income for such period if Consolidated Net Income for such period is a loss), or"

4. The definition of "Kar Guaranty" shall be added to Section 10.1 (Terms Defined) of the Existing Note Agreement in the appropriate alphabetical order thereof to read as follows:

""Kar Guaranty" means that certain Guaranty dated as of February 5, 2003 from Kar Products, LLC, a Delaware limited liability company, in favor of (i) Fleet National Bank, a national banking association, as administrative agent (in such capacity, the "Administrative Agent") for itself and the other lending institutions (collectively, the "Bank Lenders") which are or may become parties to a Revolving Credit Agreement dated as of June 14, 2002 by and among the Company, the Bank Lenders, the Administrative Agent and the Documentation Agents (as such term is defined in the Credit Agreement) (the "Credit Agreement"), (ii) each of the Bank Lenders, (iii) each of the holders of the Notes and (iv) each of the other financial institutions named therein, guarantying the payment and other obligations of the Company under the Credit Agreement, the Note Agreement and the other agreements listed therein (including (x) the Note Purchase Agreement dated as of December 1, 1995, by and among the Company and each of the purchasers listed on Schedule A attached thereto (the "1995 Note Agreement") and
(y) the separate Note Agreements, each dated as of November 12, 1999, by and among 3031786 Nova Scotia Company, a Nova Scotia company, the Company as guarantor and each of the purchasers listed on Schedule A attached thereto (collectively, the "Nova Scotia Agreement"))."